ASSET PURCHASE AGREEMENT - VEHICLE

This Asset Purchase Agreement - Vehicle (this "Agreement") is entered into as of November 15, 2024 (the "Effective Date") by and between (i) McQueen Labs Series LLC – Series 004 – 2014 Mercedes Solarbeam (the "Series"), a registered series of McQueen Labs Series LLC, a Delaware series limited liability company (the "Company"); and (ii) MQ Solarbeam AMG LLC ("Seller"). Each of the Series and Seller may be referred to herein collectively as the "Parties" and each separately as a "Party".

ARTICLE I. PURCHASE AND SALE

Section 1.01 The Purchase and Sale.

(a) On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), the Seller, who holds beneficial ownership of the Vehicle, shall sell, assign, transfer and deliver to the Series, free and clear of all Liens, all of the Vehicle, for a purchase price of $700,000 (the "Purchase Price"). The "Vehicle" is a 2014 Mercedes-Benz SLS AMG Black Series. The Vehicle shall be sold and transferred to Series by means of a Bill of Sale, in the form as attached hereto as Exhibit A (the "Bill of Sale"), and transfer of the title to the Vehicle and such other instruments as required to transfer legal title to the Vehicle from the Seller to the Series. The closing of the transactions set forth herein (the "Closing") shall occur on a date as to be agreed by the Parties (the "Closing Date").

(b) The Seller represents and warrants, and based on such representations and warranties, the Parties acknowledge and agree that the Vehicle is subject to certain loan amounts and/or security interests entered into by the Seller in connection with the Seller's acquisition of the Vehicle (the "Senior Interests"). At the Closing, and subject thereto, the Parties shall take such actions as required to repay the Series Interests, prior to the Purchase Price being paid to the Seller.

(c) At the Closing, the Seller shall deliver to the Series Bill of Sale, duly completed and executed by the Seller, and the Company shall pay the Purchase Price, less any costs as required to repay the Senior Interests, to the Seller.

Section 1.02 Termination. This Agreement may be terminated at any time on the joint agreement of the Parties.

ARTICLE II. MISCELLANEOUS

Section 2.01 Governing Law; Amendment. This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the State of Delaware, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware. This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by both of the Parties

Section 2.02 Third Party Beneficiaries. This contract is strictly between the Parties and, except as specifically provided, no other person or entity and no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third-party beneficiary of this Agreement.

Section 2.03 Assignment or Delegation. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. The Seller shall have no power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder without the prior written consent of the other Series and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect. The Series may, upon notice to the Seller, elect to have a subsidiary of the Series acquire the Vehicle in place of the Series, and in connection therewith the Series may assign or transfer, in whole or in part, this Agreement, and any of its rights or any of its obligations hereunder to such subsidiary of the Series as the "Series" hereunder, at which time the Parties shall execute an addendum to this Agreement to reflect such assignment, to be in form and substance as reasonably agreed to by the Parties, and the Series shall thereafter be released from any ongoing obligations hereunder to the extent sent forth in such addendum.

Section 2.04 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

McQueen Labs Series LLC – Series 004 – 2014 Mercedes Solarbeam

Signed by:
By: Curtis Hopkins
AC858D198D2F4B8...
Name: Curt Hopkins
Title: Manager

MQ Solarbeam AMG LLC

Signed by:
By: Lachlan
F72602782D0742C...
Name: Lachlan DeFrancesco

Address for notices:

2300 E Las Olas Blvd, 4th Floor,
Fort Lauderdale, Florida, 33301
Email: lachlan@mcqmarkets.com

Exhibit A

This Bill of Sale (the "Bill of Sale") is entered into as of November 15, 2024 (the "Effective Date") by and between (i) McQueen Labs Series LLC – Series 004 – 2014 Mercedes Solarbeam (the "Buyer"), a registered series of McQueen Labs Series LLC, a Delaware series limited liability company (the "Company"); and (ii) MQ Solarbeam AMG LLC ("Seller"). Each of the Buyer and Seller may be referred to herein collectively as the "Parties" and each separately as a "Party".

WHEREAS, Buyer and Seller have entered into a certain Asset Purchase Agreement - Vehicle, dated as of the Effective Date ("Agreement"), providing for Buyer to purchase the vehicle as set forth on Exhibit 1 attached hereto (the "Vehicle");

WHEREAS, Seller desires to convey, transfer, assign, deliver, and contribute to Buyer all of its right, title, and interest in and to the Vehicle and Buyer desires to accept all rights, title and interest in and to the Vehicle as specified in this Bill of Sale;

NOW, THEREFORE, in consideration of the premises and of the terms and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1. Seller hereby sells, grants, conveys, assigns, transfers and delivers to Buyer any and all of Seller's right, title and interest in and to the Vehicle, free and clear of all liens, mortgages, pledges, options, claims, security interests, conditional sales contracts, title defects, encumbrances, charges and other restrictions of every kind. Such sale, transfer, conveyance and assignment shall be effective on the Effective Date.

2. Any individual, partnership, corporation or other entity may rely, without further inquiry, upon the powers and rights herein granted to the Buyer and upon any notarization, certification, verification or affidavit by any notary public of any state relating to the authorization, execution and delivery of this Bill of Sale or to the authenticity of any copy, conformed or otherwise, hereof.

3. All of the terms and provisions of this Bill of Sale will be binding upon the Seller and its successors and assigns and will inure to the benefit of the Buyer and its successors and assigns. This Bill of Sale shall be governed by the laws of the State of Delaware, without regard to conflicts of law principles thereunder.

4. This Bill of Sale is being delivered in connection with the Closing (as defined in the Agreement) under the Agreement and is made subject to the provisions of the Agreement. In the event of any conflict or inconsistency between this Bill of Sale and the Agreement, the Agreement shall be the controlling document.

5. This Bill of Sale may be executed in one or more counterparts, which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties have executed this Bill of Sale effective as of the Effective Date.

McQueen Labs Series LLC – Series 004 – 2014 Mercedes Solarbeam

By: ______________________________
Name: ______________________________
Title: Manager

MQ Solarbeam AMG LLC

By: ______________________________
Name: ______________________________

Bill of Sale - Exhibit 1

Vehicle: 2014 Mercedes-Benz SLS AMG Black Series

Year : 2014
Make : Mercedes
Model : SLS AMG Black Series
VIN : WDDRJ7HA2EA010868
Mileage : 915mi
Production : 2014
Rarity : 350 worldwide (30 Solarbeam Yellow)
Where manufactured : Chassis in Graz, Austria. Engine in Affalterbach, Germany. Assembled in Sindelfingen, Germany
Engine : 6.2L Naturally Aspirated V8
Weight : 3,415lbs (1,549kg)
Horsepower : 622hp
Torque : 468lb/ft
Top Speed : 196mph (315kph)
0 - 60 : 3.2 seconds
Transmission : 7 speed dual clutch automatic
Restored : No
Modified : No
Paint : Solarbeam Yellow
Interior : Black/Red
Original paint : Yes
Original engine : Yes
Original transmission : Yes
Original interior : Yes

Senior Interests: Holand Leasing USA LLC under the terms of the Florida Motor Vehicle Lease Agreement dated October 22, 2024.